ASSET PURCHASE AGREEMENT

                                  Dated as of

                                 April 2, 1996

                                     Among

                      CENTURY 21 REAL ESTATE CORPORATION,

                           CENTURY 21 REAL ESTATE OF
                            SOUTHERN FLORIDA, INC.,

                               HFS INCORPORATED

                                      and

                              RICHARD C. RITCHEY

                               TABLE OF CONTENTS

                                                                          Page


                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

   Section 1.1          Purchase and Sale of Assets.......................... 2
   Section 1.2          NAF Assets........................................... 6
   Section 1.3          Excluded Assets...................................... 7
   Section 1.4          Assumption of Liabilities............................10
   Section 1.5          Retained Liabilities and Unassumed
                        Obligations..........................................10
   Section 1.6          Purchase Price.......................................10
   Section 1.7          Closing Time and Place...............................11
   Section 1.8          Allocation of Purchase Price.........................11
   Section 1.9          Seller's Deliveries at Closing.......................12
   Section 1.10         Purchaser's Deliveries at Closing....................13
   Section 1.11         Lease of Office Space................................14

                            ARTICLE II
                  REPRESENTATIONS AND WARRANTIES
                     OF SELLER AND SHAREHOLDER

   Section 2.1          Organization and Standing............................14
   Section 2.2          Capital Structure....................................15
   Section 2.3          Corporate Authority and Action.......................15
   Section 2.4          Consents.............................................16
   Section 2.5          No Conflict..........................................17
   Section 2.6          Financial Statements.................................18
   Section 2.7          Absence of Undisclosed Liabilities...................19
   Section 2.8          Absence of Specified Changes.........................19
   Section 2.9          Tax Matters..........................................21
   Section 2.10         Employee Benefit Matters.............................21
   Section 2.11         Litigation...........................................23
   Section 2.12         Assets...............................................23
   Section 2.13         Title to Assets......................................28
   Section 2.14         Employees and Compensation...........................29
   Section 2.15         Conflicts of Interest................................30
   Section 2.16         Compliance with Law..................................30
   Section 2.17         Corporate Documents..................................31
   Section 2.18         Brokers or Finders...................................31
   Section 2.19         National Ad Fund.....................................32
   Section 2.20         Insurance............................................32
   Section 2.21         No Assurances........................................32

                                                                          Page

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

   Section 3.1          Organization and Standing........................... 34
   Section 3.2          Corporate Authority; Action......................... 34
   Section 3.3          Consents............................................ 34
   Section 3.4          No Violation........................................ 35
   Section 3.5          Litigation.......................................... 35
   Section 3.6          Brokers and Finders................................. 36
   Section 3.7          No Other Representations............................ 36

                                       ARTICLE IV
                 CERTAIN COVENANTS OF SELLER, SHAREHOLDER AND PURCHASER

   Section 4.1           Severance.......................................... 36
   Section 4.2           Use of Name........................................ 37
   Section 4.3           Non-Competition.................................... 38
   Section 4.4           Separate Covenants................................. 40
   Section 4.5           Non-Disclosure of Trade Secrets.................... 40
   Section 4.6           Injunctive Relief.................................. 40
   Section 4.7           Service and NAF Fees............................... 41
   Section 4.8           Accounts Receivable................................ 42
   Section 4.9           Computer Software.................................. 42
   Section 4.10          Employment Agreement............................... 42

                             ARTICLE V
                     SURVIVAL, INDEMNIFICATION

   Section 5.1           Survival of the Representations.................... 43
   Section 5.2           Statements as Representations...................... 43
   Section 5.3           Indemnification by Seller and
                         Shareholder........................................ 44
   Section 5.4           Indemnification by Purchaser and HFS............... 46
   Section 5.5           Claims............................................. 48
   Section 5.6           Conditions of Indemnification...................... 48
   Section 5.7           Set-off............................................ 51
   Section 5.8           Limitation on Indemnification...................... 52

                                                                          Page

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

   Section 6.1           Expenses........................................... 53
   Section 6.2           Reimbursement of and Payment to
                           Purchaser and Seller............................. 54
   Section 6.3           Interpretation..................................... 55
   Section 6.4           Amendments and Waivers............................. 56
   Section 6.5           Other Instruments to Be Executed................... 57
   Section 6.6           Public Statements.................................. 57
   Section 6.7           Confidentiality.................................... 58
   Section 6.8           Access To Records After Closing.................... 59
   Section 6.9           Parties Bound...................................... 59
   Section 6.10          Parties in Interest................................ 60
   Section 6.11          Notices............................................ 60
   Section 6.12          Number and Gender of Words......................... 62
   Section 6.13          Captions........................................... 62
   Section 6.14          Invalid Provisions................................. 63
   Section 6.15          Accounting Terms................................... 63
   Section 6.16          Entirety of Agreement.............................. 64
   Section 6.17          Multiple Counterparts.............................. 64
   Section 6.18          Governing Law...................................... 64
   Section 6.19          Jurisdiction....................................... 64
   Section 6.20          Waiver of Audits................................... 65
   Section 6.21          Prevailing Party Expenses.......................... 66
   Section 6.22          Waiver of Rescission............................... 66

                                   SCHEDULES


Schedule A - Franchise Agreements
Schedule B - Assumed Real Property Leases
Schedule C - Assumed Contracts
Schedule D - Purchased Equipment
Schedule E - Purchased Inventory
Schedule F - Intellectual Property
Schedule G - Transferred Claims
Schedule H - Deposits
Schedule I - Other Assets
Schedule J- Tax Allocation

                                   EXHIBITS


Exhibit I    - Undertaking
Exhibit II   - Promissory Note
Exhibit III  - Bill of Sale
Exhibit IV   - Contract Assignment
Exhibit V    - Opinion of Seller's Counsel
Exhibit VI   - FIRPTA Certificate
Exhibit VII  - Opinion of Purchaser's Counsel
Exhibit VIII - Severance Policy
Exhibit IX   - Office Lease
Exhibit X    - Employment Agreement

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     ASSET PURCHASE AGREEMENT, made and entered into this 2nd day of April, 1996 (the "Agreement"), by and among CENTURY 21 REAL ESTATE CORPORATION, a Delaware corporation ("Purchaser"), HFS INCORPORATED, a Delaware corporation and ultimate parent of Purchaser ("HFS"), CENTURY 21 REAL ESTATE OF SOUTHERN FLORIDA, INC., a Florida corporation ("Seller"), and RICHARD C. RITCHEY, the holder of all of the outstanding shares of capital stock of Seller (the "Shareholder").

     WHEREAS, Seller is engaged in the business of real estate brokerage office subfranchising and related operations for the CENTURY 21(R) system (the "Business") in the State of Florida south of and including the counties of Pinellas, Hillsborough, Polk, Osceola and Indian River (the "Region"); and

     WHEREAS, Seller desires to sell to Purchaser its assets essential to the continued, uninterrupted operations relating to the Business, as more particularly identified in this Agreement, and Purchaser desires to purchase such assets.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                    PURCHASE AND SALE OF ASSETS

          SECTION 1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Purchaser is hereby purchasing and paying for, and Seller is hereby selling, assigning, transferring and conveying to Purchaser, free and clear of any mortgage, lien, pledge, charge, security interest, restriction, claim or other encumbrance (a "Lien"), for the consideration specified in Section 1.6, the following properties and assets of Seller (the "Purchased Assets"):

          (a) CENTURY 21 Subfranchise Agreement. All right, title and interest of Seller in, to and under the CENTURY 21 Subfranchise Agreement, dated April 1, 1975, between Purchaser and Seller, as amended by the Addendum, dated April 1, 1975, and all other amendments thereto, if any (the "Subfranchise Agreement");

          (b) CENTURY 21 Real Estate Franchise Agreements. All right, title and interest of Seller in, to and under all CENTURY 21 Real Estate Franchise Agreements ("Franchise Agreements") of CENTURY 21 franchisees of Seller in the Region as of the date of this Agreement ("Franchisees"), as set forth in Schedule A, including all franchisee files, records and other information pertaining thereto;

          (c) Open Transactions. All right, title and interest of Seller in and to service fees owing or to be owing on Opens (as hereinafter defined), whether reported or unreported, which close after March 31, 1996; for purposes of this Agreement, "Opens" shall mean agreements to convey real property awaiting completion/fulfillment of all terms and conditions of such agreements, at which time the transactions represented thereby will close, whether or not such agreements were placed into the custody of a third party, as escrow holder;

          (d) Assumed Real Property Leases. All right, title and interest of Seller in and to the leases of real property listed in Schedule B (the "Assumed Real Property Leases");

          (e) Assumed Contracts. All right, title and interest of Seller in, to and under the contracts listed in Schedule C (the "Assumed Contracts");

          (f) Purchased Office Machines and Equipment. All right, title and interest of Seller in and to the office machines, equipment and computers listed in Schedule D (the "Purchased Equipment");

          (g) Inventory. All right, title and interest of Seller in and to the training programs and materials and other inventory utilizing the "Century 21" name listed in Schedule E (the "Purchased Inventory");

          (h) Intellectual Property. All right, title and interest of Seller in and to intellectual property assets used by Seller in connection with the Business, including without limitation (i) registered and unregistered copyrights, trademarks, service marks, service names, trade names, slogans, assumed names and other trademark rights, including all applications therefor and (ii) statutory, common law and registered copyrights, including all applications therefor (the items described in clauses (i) and (ii) constituting, collectively, "Intellectual Property");

          (i) Purchased Books and Records. All lists, files and records pertaining to Franchisees, Franchise Agreements, customers and vendors, and copies of all data, books, ledgers, records, correspondence, accounts, lists, sales and advertising materials, files and documents relating to the Purchased Assets, but not including the Excluded Books and Records (as defined in

     Section 1.3(d)) (the "Purchased Books and Records"), subject, however, to the right of Seller to retain and use copies thereof and to Seller's reasonable access and inspection rights pursuant to Section 6.8 hereof after the Closing Date (as hereinafter defined);

          (j) Claims. All right, title and interest of Seller in and to the claims, refunds, credits, causes of action, chooses in action, rights of recovery and rights of set-off of every kind and nature associated with the Purchased Assets or Assumed Liabilities (as that term is defined in Section 1.4) (the "Transferred Claims"), excluding those referred to in to Section 1.3(g) hereof;

          (k) Goodwill. All right, title and interest of Seller in and to all goodwill and going concern value and all other intangible properties of Seller used in or held for use in the conduct of the Business ("Good-will");

          (l) Deposits Held for Others. All right, title and interest of Seller in and to the prepayments or other deposits by Franchisees or others in the amounts set forth in Schedule H representing the amount of liabilities or obligations Purchaser or HFS is assuming and agreeing to perform or caused to be performed with re-spect to which the deposit or prepayment was paid ("Deposits"); and

          (m) Other Assets. The other assets identified on Schedule I hereto.

          SECTION 1.2 NAF Assets. At the Closing (as hereinafter defined) or as soon thereafter as practicable, Seller will deliver to Purchaser documents sufficient to transfer control of all bank accounts maintained by Seller at which monies received by the Seller for the CENTURY 21 (Registered Trademark) National Advertising Fund ("NAF") are held (the "NAF Accounts") and agrees, following the Closing, to pay over any other amounts or transfer any other assets or rights for which Seller is otherwise accountable or responsible with respect to the NAF pursuant to Seller's obligations and responsibilities under the Agreement Regarding National Advertising Fund, dated March 1, 1976, between Purchaser and Seller, as amended by the Addendum, dated February 26, 1988 (the "NAF Agreement"), between Purchaser and Seller and any other amendments or addendums thereto. As of the Closing, the NAF Agreement is terminated and Seller shall have no further obligations or liabilities thereunder for any matters arising after the Closing Date.

          SECTION 1.3 Excluded Assets. The Purchased Assets shall not include the following (all of Seller's assets that are not a part of the Purchased Assets being called the "Excluded Assets"):

          (a) Land and Improvements. Real property (except the Assumed Real Property Leases) owned by Seller (including all land and buildings and improvements thereon);

          (b) Excluded Machinery and Equipment. All machinery and equipment, other fixtures and fittings, moveable office machinery and equipment, computer software (subject, however, to Purchaser's right to utilize such software in connection with obtaining the information thereon) furniture and fixtures and other tangible personal property, owned by Seller and which is not specifically listed on Schedule D as constituting the Purchased Equipment;

          (c) Vehicles. All automobiles, trucks, and other vehicles owned by Seller;

          (d) Excluded Books and Records. Seller's certificate of incorporation, corporate seal, bylaws, minute books, stock and shareholder records and books, tax returns and financial statements, other corporate records pertaining to the corporate organization and capitalization of Seller, ledgers, books and records used by Seller for accounting and tax purposes and not required for future operation of the Business, and all files and records relating to the Excluded Assets (the "Excluded Books and Records"); subject, however, to Purchaser's reasonable inspection rights under this Agreement before and after the Closing Date with respect to the Purchased Assets and the Business;

          (e) Cash and Marketable Securities. All cash and cash equivalents of Seller, including, without limitation, cash on hand or at any other location in or from which Seller conducts the Business, certificates of deposit and other bank accounts, treasury bills, other cash equivalents and marketable securities and any pre-payments made by Seller with respect to the Business (except Deposits);

          (f) Life Insurance Policies. Any life insurance policies insuring the life of the Shareholder;

          (g) Retained Claims. All claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature, except the Transferred Claims, including without limitation, claims represented by law suits currently in process with Seller as plaintiff or counterclaimant;

          (h) Regional Headquarters. The lease and any and all obligations and liabilities related thereto for the regional headquarters building and property of the Seller located at 3100 N.W. 77th Court, Miami, Florida;

          (i) Accounts and Notes Receivable. All right, title and interest of Seller in and to the trade accounts and notes receivable existing as of the Closing Date, including without limitation: (i) service fees and other payments owing by Franchisees; (ii) notes receivable; and (iii) other receivables of Seller arising out of or directly related to the ordinary course of the Business through the Closing Date, including without limitation, any rights of indemnification by Franchisees and any right of Seller with respect to any third-party collection procedures or court actions which have been commenced in connection therewith (the "Accounts Receivable");

          (j) Seller's Prepaid Deposits. Any deposits or prepaid expenses paid by Seller in connection with the Business, whether or not reflected as assets on Seller's balance sheet; and

          (k) Opens. Any Opens, whether reported or unreported, which close prior to April 1, 1996.

          SECTION 1.4 Assumption of Liabilities. Purchaser is assuming at the Closing and, after the Closing Date, shall pay, perform and discharge when due, the obligations and liabilities of Seller, including current and future liabilities, expenses, and costs, related to or associated with the Purchased Assets (the "Assumed Liabilities") set forth in the Undertaking and Instrument of Assignment substantially in the form set forth as Exhibit I hereto (the "Undertaking"), and no others, as the same shall exist on the Closing Date.

          SECTION 1.5 Retained Liabilities and Unassumed Obligations. Except for the Assumed Liabilities, Purchaser is not assuming by virtue of this Agreement or the transactions contemplated hereby any other obligations or liabilities of Seller of any kind whatever and all such obligations and liabilities, other than the Assumed Liabilities, shall remain the sole responsibility and obligation of Seller.

          SECTION 1.6 Purchase Price. Subject to the terms and conditions of the Agreement, HFS and Purchaser are paying to Seller as the total purchase price (the "Purchase Price") for the Purchased Assets at the Closing being held simultaneously with the execution of this Agreement,
     (i) the amount of $27,835,825 by wire transfer in immediately available funds and (ii) a promissory note in the form set forth as Exhibit II hereto in the principal amount of $5,000,000 and having such other terms as set forth therein (the "Promissory Note").

          SECTION 1.7 Closing Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place simultaneously with the execution of this Agreement at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, on April 2, 1996. The date and time upon which the Closing is occurring are herein referred to as the "Closing Date."

          SECTION 1.8 Allocation of Purchase Price. The parties to this Agreement agree (i) to allocate the Purchase Price, in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code")and the Treasury Regulations promulgated thereunder, as set forth on Schedule J to this Agreement, and that $164,175 is being paid for the agreement not to compete provided in Section 4.3 of this Agreement; (ii) to utilize the amounts allocated pursuant to subsection
     (i) for purposes of filing all tax returns, including amended tax returns and Form 8594 and otherwise; and (iii) not to take any position inconsistent therewith on any tax return (including amended tax returns) or for any other Tax (as defined in Section 2.9 of this Agreement) or non-Tax purpose, provided, however, that HFS and Seller shall be permitted, for purposes of filing Form 8594, to take into account legal and accounting fees and other buying or selling expenses, respectively, as applicable.

          SECTION 1.9 Seller's Deliveries at Closing. At the Closing, Seller is delivering to Purchaser the following:

          (a) the Bill of Sale substantially in the form of Exhibit III hereto (the "Bill of Sale");

          (b) the Contract Assignment substantially in the form of Exhibit IV hereto (the "Contract Assignment");

          (c) documents to transfer or agreeing to transfer control of the NAF Accounts to Purchaser referred to in Section 1.2 hereof;

          (d) the opinion of Seller's counsel substantially to the effect set forth in Exhibit V hereto;

          (e) the certificates annexed as Exhibit VI hereto as to the non-foreign status of the Seller (the "FIRPTA Certificates"), duly executed by the Seller and the Shareholder, provided, however, that if such certif-icates are not delivered, the Closing shall nevertheless occur and Purchaser and HFS shall withhold from the Purchase Price such amounts as are required, in Purchaser's and HFS's sole judgment, to be withheld under applicable law; and

          (f) such other documents, assignments and instruments as are called to be delivered at Closing or reasonably requested by Purchaser.

          SECTION 1.10 Purchaser's Deliveries at Closing. At the Closing, Purchaser is delivering or causing to be delivered to Seller the following:

          (a) the $27,835,825 and the $164,175 in cash referred to in Sections
     1.6 and 4.3(b) hereof, respectively, by wire transfer of immediately available funds to the bank account of Seller designated in writing to HFS or Purchaser prior to the Closing;

          (b) the Promissory Note duly executed by HFS;

          (c) the Undertaking substantially in the form of Exhibit I hereto;

          (d) the opinion of Purchaser's counsel substantially to the effect set forth in Exhibit VII hereto; and

          (e) such other documents or instruments as are called to be delivered at Closing or reasonably requested by Seller.

          SECTION 1.11 Lease of Office Space. At the Closing, Purchaser and Seller are entering into a lease substantially in the form of Exhibit IX attached hereto (the "Office Lease") for certain office space, furniture, fixtures and equipment in the headquarters office for the Region located at 3100 N.W. 77 Court, Miami, Florida.



                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDER

          Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser that:

          SECTION 2.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to enter into this Agreement and carry out its obligations hereunder, has all necessary corporate power to carry on the Business as now being conducted by it, and Seller is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its Business or the ownership or lease of its properties makes such qualification necessary.

          SECTION 2.2 Capital Structure. Seller's authorized capital stock consists of 50 shares of common stock, no par value per share, 20 of which shares are validly issued and outstanding, fully paid, and nonassessable and all of which are owned, beneficially and of record by the Shareholder. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements which obligate or may obligate Seller to issue or transfer any additional shares of its capital stock. There is no corporation, partnership, joint venture or other entity in which the Seller, directly or indirectly, is affiliated and which owns any interest in the Purchased Assets.

          SECTION 2.3 Corporate Authority and Action. Seller has the full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Seller, including by its Shareholders and Board of Directors. This Agreement has been duly executed and delivered by the Seller and the Shareholder and constitutes the legal, valid and binding obligation of Seller and the Shareholder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, or similar laws relating to creditors' rights, generally

          SECTION 2.4 Consents. Except (i) for the approval of this Agreement by the Seller's Board of Directors and the sole Shareholder which have been obtained and (ii) as disclosed in Section 2.4 of the document being delivered by Seller and the Shareholder simultaneously with the execution of this Agreement scheduling the items required to be disclosed therein (the "Disclosure Schedule") or as specifically contemplated by this Agreement, and based on HFS's and Purchaser's advice to the Shareholder that, if the representation and warranty made in the last sentence of this Section 2.4 is true, compliance with the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required, no consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required, in connection with the execution and delivery of this Agreement by Seller and the Shareholder, and the consummation by Seller and Shareholder of the transactions contemplated hereby or performance by Seller and the Shareholder of their obligations under this Agreement. After calculating the amount of his assets in accordance with accounting principles normally used by him, the Shareholder has less than $10,000,000 in investment assets and other income producing assets, including the value of Seller as reflected on its most recent balance sheet, but excluding the amount of consideration to be received by the Seller pursuant to this Agreement.

          SECTION 2.5 No Conflict. Assuming compliance with the matters referred to in Section 2.4 by Seller and the Shareholder, neither the execution and delivery of this Agreement by Seller and the Shareholder, the consummation by Seller and the Shareholder of the transactions contemplated by this Agreement nor the performance by Seller or the Shareholder of its and his obligations under this Agreement will: (i) violate any provision of the certificate of incorporation or by-laws of the Seller, (ii) except as disclosed in Section 2.5 of the Disclosure Schedule, violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar provision affecting the Purchased Assets pursuant to any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which any of the Purchased Assets may be bound or affected or (iii) violate any law, rule, regulation, judgment, order or decree to which Seller is subject or by which the Purchased Assets are bound.

          SECTION 2.6 Financial Statements. Section 2.6 of the Disclosure Schedule sets forth the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated except as indicated below:

          (a) Balance sheet of Seller as of December 31, 1993 and 1994 audited by Johnson, Adorno & McCall, Chartered, certified public accountants, and a balance sheet of Seller prepared by the internal accounting department of Seller as of December 31, 1995 (the "December Balance Sheet"), which presents fairly as of its date the financial condition of Seller; and

         (b) Statement of operations and cash flows of Seller for the twelve
     (12) months ended December

     31, 1993 and 1994, audited by Johnson, Adorno & McCall, Chartered, certified public accountants, and a statement of operations and cash flows of Seller prepared by the internal accounting department of Seller for the 12 month period ended December 31, 1995, which fairly presents the results of operations and cash flows of Seller for the periods indicated.

          SECTION 2.7 Absence of Undisclosed Liabilities. To Seller's knowledge, Seller does not have any debts, liabilities or obligations, except for the CIB Bonus, of a type required to be shown on a balance sheet prepared in accordance with GAAP that are not reflected or reserved against in Seller's December Balance Sheet, except for matters referred to in Section 2.7 of the Disclosure Schedule and for lease and other contractual obligations that are disclosed in this Agreement, the Disclosure Schedule or the Schedules hereto.

          SECTION 2.8 Absence of Specified Changes. Except as set forth in
     Section 2.8 of the Disclosure Schedule, since December 31, 1995, there has not been any:

          (a) Sale, lease, transfer, assignment or other transaction by Seller with respect to the Purchased

     Assets or the Business with a value in excess of $50,000 or $200,000 in the aggregate;

          (b) Material adverse change of any character in the financial condition or in the operations of the Business except that Seller has not updated its FTC disclosure document due to this Agreement and the waiver of the 1995 audit provided for hereunder;

          (c) Change in the authorized, issued or outstanding capital stock of Seller, grant of any stock option, warrant or right to purchase shares of capital stock of Seller, or issuance of any security convertible into shares of capital stock of Seller;

          (d) Amendment or termination of any Franchise Agreement by Seller, except in the ordinary course of business and not in violation of the terms and conditions of the Subfranchise Agreement and any such Franchise Agreement, respectively;

          (e) Except in the ordinary course of business, change in the rate of compensation or employee benefits of Seller, including contributions to any employee Benefit Plans (as defined in Section 2.10), other than Christmas bonuses and one-time termination bonuses which Seller may pay in its sole discretion;

          (f) Other action by Seller of any character that has or is likely to have a material adverse effect, directly or indirectly, on the Business or the Purchased Assets; or

          (g) Agreement by Seller to do any of the things described in the preceding clauses (a) through (f) except as required by this Agreement.

          SECTION 2.9 Tax Matters.

          There is not now, nor will there be at the Closing Date, any liability for federal, state or local income, sales, use, excise, withholding, payroll, property or other taxes of any kind or nature whatsoever ("Taxes") attributable to or affecting the Purchased Assets for which Purchaser will have any liability for payment nor is there now, nor will there be at the Closing Date, any Lien attached to the Purchased Assets.

          SECTION 2.10 Employee Benefit Matters.

          (a) Section 2.10 of the Disclosure Schedule lists each stock option, stock purchase, stock appreciation, life, health, accident, disability or other insurance, medical, bonus, deferred or incentive compensation, severance, salary continuation or separation, profit sharing, retirement, plan, program, agreement or arrangement or other employee benefit plan, program, agreement or arrangement, including, but not limited to, each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which covers employees, former employees, independent agents or independent contractors of Seller or the beneficiaries or dependents of any such persons, and which Seller or an entity included within the "controlled group" as defined in Section 414(b), (c), (m) or (o) of the Code ("Affiliated Employers") maintains, to which Seller or any of its Affiliated Employers contributes, or under which Seller or any of its Affiliated Employers may have any liability (collectively, the "Benefit Plans"). No Benefit Plans are "Multiemployer Plans," as defined in
     Section 3(37) of ERISA.

          (b) Except as set forth in Section 2.10 of the Disclosure Schedule, there are no material undischarged liabilities of Seller or its Affiliated Employers for employees or former employees other than plan administrative expenses incurred in the normal course of operation arising under or in connection with any Benefit Plan and liability for benefits to be paid to participants in such plans and their beneficiaries in accordance with the terms of each such plan.

          SECTION 2.11 Litigation. Except as set forth in Section 2.11 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits, claims, investigations or proceedings pending of which Seller has received written notice or, to the knowledge of Seller or the Shareholder, threatened in writing in any court or by or before any governmental agency to which Seller is a party or otherwise affecting the Purchased Assets or the Business. There is no action, suit, claim, investigation or proceeding pending of which Seller has received notice or, to the knowledge of Seller or the Shareholder, threatened in writing which questions the validity or propriety of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Seller is not subject to any injunction or order issued by a court of competent jurisdiction and has not agreed to be bound by any restriction with respect to its ownership of the Purchased Assets or its conduct of the Business which would reasonably be expected to have a material adverse effect on the Business.

          SECTION 2.12 Assets.

          (a) Schedule A is a complete and accurate list of all Franchise Agreements to which Seller is a party as of March 27, 1996, which Seller agrees to sup-
          plement as soon as practicable after the Closing to list all Franchise Agreements as of the Closing Date. Copies of all Franchise Agreements (including all amendments or addenda thereto) have been made available to Purchaser and HFS or their counsel for review. The parties acknowledge that Seller does not operate in Cayman Islands under written franchise authority from Purchaser pursuant to the Subfranchise Agreement but that Seller has entered into franchise agreements in Cayman Islands under Purchaser's oral authority. For purposes of this Agreement, franchise agreements executed with brokers in Cayman Islands prior to the Closing shall be considered Franchise Agreements. Except as expressly indicated in Section 2.12(a) of the Disclosure Schedule, each Franchisee has executed a Franchise Agreement and, to Seller's knowledge, each such Franchise Agreement is enforceable against the related Franchisee. Except as set forth in Section 2.12(a) of the Disclosure Schedule, Seller has not received from any such Franchisee written notification that it will not or may not renew its Franchise Agreement at the expiration of its term, or will or may otherwise cease doing business with Seller, or will or may attempt to materially or adversely alter the volume of business any such Franchisee is presently doing with

     Seller or terminate its Franchise Agreement or that it has any claim against Seller;

          (b) Schedule B is a complete and accurate list of all Assumed Real Property Leases. All the Assumed Real Property Leases are valid and in full force, Seller is not in default thereunder and, to Seller's knowledge, there does not exist any material default by any other party thereto or event that with notice or lapse of time, or both, would constitute a material default under any of such Leases;

          (c) Copies of all Assumed Contracts (and any amendments or addenda thereto) have been made available to Purchaser or its counsel for review. To Seller's knowledge, each of the Assumed Contracts is the legal, valid and binding obligation of Seller and, to Seller's knowledge, is the legal, valid and binding obligation of the other parties thereto, enforceable in accordance with its terms. Except as set forth in Section 2.12(c) of the Disclosure Schedule, Seller is not, and to Seller's knowledge, none of the other parties to any of the Franchise Agreements or Assumed Contracts are in material default thereunder, with the exception of any monetary defaults occurring after the date of the accounts receivable reports attached to Section 2.12(a) of the Disclo-sure Schedule. There are no events which with notice or lapse of time or both would constitute a material default by Seller, or to Seller's knowledge, by any other party to any Franchise Agreement or Assumed Contract under such Franchise Agreement or Assumed Contract. Except as indicated in Section 2.12(c) of the Disclosure Schedule, each Assumed Contract and Franchise Agreement is freely assignable and transferable without the consent of any third party, and its continuation, validity and effectiveness will not be materially and adversely affected by the consummation of the transactions contemplated by this Agreement. Except as indicated in Section
     2.12(c) of the Disclosure Schedule, Seller has not received any written notice of the intention of any party to terminate any Assumed Contract which termination would have a material adverse effect on the Business;

          (d) Schedule D is a complete and accurate list describing and specifying the location of the Purchased Equipment. Except as set forth in Section 2.12 (d) of the Disclosure Schedule, the Purchased Equipment is, in the aggregate, in reasonably good operating condition and repair, subject to normal wear and tear;

          (e) Schedule E is a complete and accurate list describing each material category of, and specifying the location of, Purchased Inventory pertaining to the Business. Except as otherwise specified in Schedule E, all items of Purchased Inventory were purchased in the ordinary course of the Business and are of standard and usable quality;

          (f) To Seller's knowledge, Schedule F is a complete and accurate list and description of the material Intellectual Property, other than that derived from Purchaser, and such Schedule indicates whether each of the foregoing are owned or licensed by the Seller. The Seller owns, or is licensed to use, the Intellectual Property, subject to no material restrictions, except as indicated in Section 2.12(f) of the Disclosure Schedule. No claim has been asserted in writing or, to the knowledge of Seller, orally, and is pending by any person challenging or questioning the ownership or use of any such Intellectual Property, nor does Seller know of any valid basis for any such claim. To the knowledge of Seller, the use of such Intellectual Property by the Seller does not infringe on the rights of any person and, to the knowledge of Seller, there is no infringing use of any such Intellectual Property by any other person. Seller has not granted to anyone else the right to use any of the Intellectual Property except pursuant to the

     Franchise Agreements. Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligation under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property;

          (g) To Seller's knowledge, Schedule G is a complete and accurate list and description of the material Transferred Claims; and

          (h) Schedule H is a complete and accurate list and description of all Deposits.

          SECTION 2.13 Title to Assets. Except as disclosed in Section 2.13 of the Disclosure Schedule, (a) Seller has good and marketable title to all the Purchased Assets and interests therein, whether real, personal, mixed, tangible or intangible; (b) all the Purchased Assets are free of restrictions on or conditions to transfer or assignment except as set forth in the Schedules and Exhibits attached hereto and in the documents and instruments referred to therein; and (c) upon purchase by the Purchaser pursuant to this Agreement, will be free and clear of any Lien, except for Permitted Liens. "Permitted Liens" are those Liens (i) created by or on behalf of Purchaser, (ii) of carriers, warehousemen, mechanics, suppliers, materialmen and the like, incurred in the ordinary course of business for amounts not overdue more than 30 days or the validity of which is being contested in good faith and (iii) those for Taxes not delinquent or payable without penalty or being contested in good faith.

          SECTION 2.14 Employees and Compensation.

          (a) Section 2.14 of the Disclosure Schedule, when taken together with Section 2.10 of the Disclosure Schedule, sets forth a complete and accurate list of the names and aggregate monthly base salary or wages, description of employment contracts and any incentive, commission, bonus and/or other compensation arrangement as of April 2, 1996, of Seller's officers and employees (collectively, "Employees"). Except in the ordinary course of the Business, which includes, but is not limited to, changes required by law and salary increases agreed to by Seller in January, 1996, to Seller's knowledge, there will not be a change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates, commissions or other compensation or employee benefit arrangement, of any Employee prior to the Closing Date.

          (b) To Seller's knowledge, all of the contracts and arrangements listed in Section 2.14 of the

     Disclosure Schedule are in full force and effect, and neither Seller nor, to Seller's knowledge, any other party is in default under them. There have been no claims of default and, to the knowledge of Seller, there are no facts or conditions which will result in a default under these contracts or arrangements. There are not now, nor will there be, any unfunded liabilities or other liabilities associated with these contracts or arrangements as of the Closing Date. Except as disclosed in Section
     2.14 of the Disclosure Schedule, to Seller's knowledge, there is no pending, or threat, in writing, of an, employment dispute involving Seller's Employees.

          SECTION 2.15 Conflicts of Interest. Except as set forth in Section
     2.15 of the Disclosure Schedule, to Seller's knowledge, neither Seller, nor any other officer or director of Seller, nor any spouse or child of any of them, nor any Employee of Seller, has any direct or indirect interest in any competitor, supplier of Seller, or any Franchisee, or in any Purchased Asset other than the ownership of not more than 5% of the stock of a publicly traded company by any such person or entity.

          SECTION 2.16 Compliance with Law. To the Seller's knowledge, during the last three years Seller has complied in all material respects with, and is not in material violation of, any applicable federal, state, or local statute, law, rule or regulation (including, without limitation, any applicable building, zoning, franchise, pension, labor, securities or other statute, law, rule or regulation), which violation would be reasonably likely to have a material adverse effect on the Purchased Assets or the operation of the Business following the Closing.

          SECTION 2.17 Corporate Documents. Seller has made available to Purchaser for its examination complete and accurate copies of:

               (1) the certificate of incorporation and by-laws of Seller;

               (2) the minute books of Seller with respect to material actions and meetings of the Shareholders and Board of Directors and committees of the Board of Directors of Seller; and

               (3) all material permits, orders, authorizations and consents which are in Seller's possession and which have been issued with respect to Seller.

          SECTION 2.18 Brokers or Finders. Seller and Shareholder have not employed or utilized any broker, finder or other person which would be entitled to compen-sation by HFS or Purchaser if not paid by Seller or the Shareholder in connection with the transactions contemplated by this Agreement.

          SECTION 2.19 National Ad Fund. Seller is not currently in default under any material requirements of the NAF Agreement. As of February 29, 1996 Seller had $321,435.70 owing to the NAF under its control, which amount was held in an account at First Union Bank, Miami, Florida.

          SECTION 2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth all insurance policies relating to the Purchased Assets. To the knowledge of Seller, all such policies are enforceable against the related insurer. The Seller has not received notice of default under any such policy, and has not received written notice or, to the knowledge of Seller, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

          SECTION 2.21 No Assurances. Neither Seller nor the Shareholder can assure Purchaser that the Business will continue to perform as well under Purchaser's ownership as it did under Seller's ownership nor that Franchisees will continue to perform (or perform as well) or honor their Franchise Agreements following the Closing nor that any or all of the Assumed Contracts or Franchise Agreements will not be dishonored or breached by the contracting parties following the date of this Agreement. In addition, neither Seller nor the Shareholder can assure Purchaser that any of Seller's employees will wish to be employed by Purchaser or, if employed, wish to continue to be employed by Purchaser. Seller and the Shareholder have disclosed under Section 2.8 certain remarks or expressions made to or inferred by Seller or the Shareholder by or from certain Franchisees and Employees. Neither Seller nor the Shareholder represents or warrants that there will not be one or more Franchisees who terminate or seek to terminate or who fail to renew their Franchise Agreements. Moreover, Seller and the Shareholder hereby advise Purchaser that this Agreement may cause one or more Franchisees to terminate or fail to renew the applicable Franchise Agreement.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

          Purchaser and HFS, jointly and severally, represent and warrant to Seller and the Shareholder as follows:

          SECTION 3.1 Organization and Standing. Purchaser and HFS each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder.

          SECTION 3.2 Corporate Authority; Action. Pur chaser and HFS each has the full corporate power and authority to execute and deliver this Agreement and perform their obligations hereunder. The execution and delivery of this Agreement by Purchaser and HFS and the consummation by Purchaser and HFS of the transactions contemplated by this Agreement have been authorized by all requisite corporate action on the part of Purchaser and HFS. This Agreement has been duly executed and delivered by Purchaser and HFS and constitutes the legal, valid and binding obligation of each of Purchaser and HFS and is enforceable, jointly and severally, against Purchaser and HFS in accordance with its terms.

          SECTION 3.3 Consents. Except for the approvals of the Boards of Directors of the Purchaser and HFS of this Agreement, which approvals have been obtained, no consent, approval, authorization, filing with or order of any court, governmental agency, person or financial institution is required in connection with the execution and delivery of this Agreement by Purchaser and HFS, the consummation by Purchaser and HFS of the transactions contemplated by this Agreement and the performance by Purchaser and HFS of their respective obligations under this Agreement.

          SECTION 3.4 No Violation. Neither the execution or delivery of this Agreement, the consummation by Purchaser and HFS of the transactions contemplated by this Agreement nor the performance by Purchaser and HFS of their respective obligations under this Agreement will: (i) violate the certificate of incorporation or by-laws of Purchaser or HFS, (ii) violate, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement, instrument, or arrangement to which Purchaser or HFS is a party or by which Purchaser or HFS is bound or (iii) violate any law, rule, regulation, judgment, order or decree to which Purchaser or HFS is subject or by which either is bound.

          SECTION 3.5 Litigation. There is no action, suit, claim, investigation or proceeding which is pending or, to the knowledge of Purchaser or HFS, threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Purchaser or HFS in connection with this Agreement.

          SECTION 3.6 Brokers and Finders. Neither Purchaser nor HFS has employed or utilized any broker, finder or other person which would be entitled to compensation by Seller or the Shareholder in connection with the transactions contemplated by this Agreement.

          SECTION 3.7 No Other Representations. Except as otherwise expressly set forth in this Agreement, neither Purchaser nor HFS has relied upon any representation or warranty with respect to the Business or any of the Purchased Assets made by Seller or the Shareholder or any of Seller's officers, directors, employees, agents or representatives.

                                  ARTICLE IV
            CERTAIN COVENANTS OF SELLER, SHAREHOLDER AND PURCHASER

          SECTION 4.1 Severance. HFS agrees that immediately following the Closing (i) it will offer all Employees of Seller who are actively employed by Seller immediately prior to the Closing Date employment for the purpose of making those Employees who accept such offers eligible for the severance policy set forth on Exhibit

     VIII (the "Severance Policy"), but such offer of employment will not obligate HFS or Purchaser to continue to employ such persons if they accept employment with HFS, (ii) it will follow the Severance Policy with respect to all such Employees of Seller who accept employment with Purchaser within the ten-day period immediately following the Closing Date, (iii) it will treat Laurence Lisk, William Scott, Carolyn Mora and Grace Vignes as Vice-Presidents under the Severance Policy, (iv) it will include, for purposes of determining years of service under the Severance Policy, all years of employment with the Seller, the Purchaser or other entity that is or was owned by the Purchaser and (v) in no event will any "transitional employees" (as such term is used in the Severance Policy) be required, as a condition of the receipt of any benefits, to undertake a covenant not to compete more onerous than the covenant applicable to Seller and the Shareholder pursuant to Section 4.3.

          SECTION 4.2 Use of Name. Seller agrees that as soon as practicable after the Closing it will amend its certificate of incorporation and change its bank accounts and other business documentation, arrangements and instruments to change the name of Seller to a name which does not include "Century 21" in its name and that, from and after the Closing, except for indicating (when reasonably necessary to do so) that it was formerly known as Century 21 Real Estate of Southern Florida, Inc., it will not have any rights to or utilize the name "Century 21" in its business or operations, except for the time it may reasonably take to practicably comply with the change of name requirement hereunder, or hold itself out as a Century 21 franchisee.

          SECTION 4.3 Non-Competition.

          (a) Seller and the Shareholder agree for a period of three (3) years following the Closing Date that, so long as Purchaser or any of its successors shall engage in the residential real estate brokerage franchise business in the Region, neither Seller nor the Shareholder will, directly or indirectly, engage in or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, consultant or otherwise) that engages in the Region in the residential real estate brokerage franchise business other than, as requested, with HFS or Purchaser. Purchaser and HFS expressly agree that (i) neither Seller nor the Shareholder is prohibited hereunder from engaging in or having an interest in any endeavor or activity providing other services supportive of or ancillary to the real estate brokerage franchise business if such services are not being offered by Seller as of December 31, 1995 (including, without limitation, for example, AmeriNet Financial Services, Inc. and Global Referral Network, a Florida corporation) and (ii) ownership of not more than 5% of the stock of a publicly traded company by the Shareholder or Seller even if such company engages in the residential real estate brokerage franchising business if the Shareholder or Seller does not participate in management of any such company (which shall not be deemed to include the exercise of voting rights), shall not be considered a violation of this covenant.

          (b) Seller, the Shareholder, Purchaser and HFS acknowledge and agree that (i) the restrictions imposed on the Seller and the Shareholder under this Section 4.3 are an integral part of, not severable from, and solely intended to protect, the value of the goodwill included in the Purchased Assets and the Business being purchased by Purchaser, (ii) $164,175 as consideration for such restrictions is fair and reasonable and, in accordance therewith, Purchaser and HFS are paying such amount in cash to Seller at the Closing and (iii) the amount of consideration being paid for such restrictions was arrived at by the parties after consideration of

     Seller's and the Shareholder's ability to compete against Purchaser and HFS following the Closing.

          SECTION 4.4 Separate Covenants. The parties intend that the covenant contained in Section 4.3 shall be construed as a series of separate covenants, one for each county within the Region. Except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 4.3, then such unenforceable covenant shall be deemed eliminated from those provisions for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          SECTION 4.5 Non-Disclosure of Trade Secrets. Seller and the Shareholder agree not to divulge, communicate, use to the detriment of Purchaser or the Business or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Purchaser or Seller with respect to the Business.

          SECTION 4.6 Injunctive Relief. Seller and the Shareholder each acknowledge that the agreement set forth in Section 4.3 is necessary to protect for Purchaser the value of the Purchased Assets and the Business, that a breach of such agreement will result in irreparable damage to the value of the Purchased Assets and the Business, and that money damages would not adequately compensate Purchaser and HFS for any such breach and, therefore, that Purchaser and HFS would not have an adequate remedy at law. Accordingly, Purchaser and HFS shall have, in addition to any and all remedies at law, the right, without posting of bond or other security, to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under Section 4.3.

          SECTION 4.7 Service and NAF Fees. Following the Closing and notwithstanding the sale of the Subfranchise Agreement to Purchaser and the termination of the NAF Agreement, Seller agrees that, by the fifteenth day of each month, it shall pay to Purchaser any service fees and NAF fees owed to Purchaser under the Subfranchise Agreement and the NAF Agreement received during the preceding month, including, without limitation, for those Opens which are Excluded Assets.

          SECTION 4.8 Accounts Receivable. Purchaser agrees that it will keep accurate records of all accounts receivable from Franchisees. In this regard, Purchaser agrees to use ordinary procedures in auditing the books and records of Franchisees and to pay over such after-discovered accounts receivable within thirty (30) days of collection whether such collection resulted from such audits or otherwise. Purchaser also agrees that Seller shall have the right, upon notice, but not more frequently than once a month and not after one year from the date of this Agreement, to review during normal business hours Purchaser's audit files related to Franchisees.

          SECTION 4.9 Computer Software. Seller agrees that following the Closing, Purchaser shall have the right to utilize the computer software of Seller used in the Business for the purposes of obtaining the information thereon.

          SECTION 4.10 Employment Agreement. Purchaser agrees that it will execute the employment agreement attached as Exhibit X hereto.

                                   ARTICLE V
                           SURVIVAL, INDEMNIFICATION

          SECTION 5.1 Survival of the Representations. The respective representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing, shall not be deemed waived or otherwise affected by any investigation at any time made by any party hereto and, for the purposes of this Article V, any representation and warranty shall continue in effect until February 28, 1997, except for a breach of a representation or warranty being made pursuant to:

          (i) Section 2.13 (Title to Assets) hereof, but only with respect to title to Franchise Agreements, which shall survive until the date which is five years from the date hereof;

          (ii) Section 2.9 (Tax Matters) which shall survive until the date which is 60 days after the expiration of the applicable statute of limitations; and

          (iii) Section 2.10 (Employee Benefit Matters) which will survive until the applicable statute of limitations has run.

          SECTION 5.2 Statements as Representations. All of the statements contained in the Disclosure Sched-ule shall be deemed representations and warranties for all purposes of this Agreement but by only the party delivering or causing the foregoing to be delivered.

          SECTION 5.3 Indemnification by Seller and Shareholder. In lieu of any and all other remedies Purchaser may have at law or in equity, and/or under this Agreement, other than as provided in Section 4.6 and Section
     6.22 hereof and subject to the terms and upon the conditions of this
     Article V, Seller and the Shareholder, jointly and severally, agree to indemnify, fully defend and save and hold harmless Purchaser, any Affiliate (which, shall mean, for purposes of this Section 5.3 and Section 5.4 hereof with respect to a specified person, any person that, directly or indirectly, controls or is controlled by or is under common control with the specified person) of the Purchaser and their respective officers and directors (collectively, the "Purchaser Indemnified Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses, but net of any Tax savings and insurance proceeds actually received by the indemnitee as a result of the matter giving rise to indemnification (col-lectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Purchaser Indemnified Group, directly or indirectly, by reason of or resulting from:

          (a) any inaccuracy in, or a breach of, any representation or warranty of Seller or the Shareholder contained in this Agreement;

          (b) any breach or failure to perform any covenant or agreement of Seller or the Shareholder contained in or made pursuant to this Agreement;

          (c) any and all obligations and liabilities, direct or indirect, absolute or contingent, for Taxes or related claims ("Tax Claims") asserted against the Purchaser Indemnified Group or any member thereof
     (i) with respect to any Taxes of the Seller for any taxable period; (ii) with respect to any Affiliated Group (which shall mean an affiliated group within the meaning of Section 1504(a) of the Code or any similar provision of state, local, or foreign law) or any member of an Affiliated Group for periods during which Seller was a member of such group; (iii) with respect to the Purchased Assets, to the extent such Tax Claims are attributable to periods ending on or prior to the Closing Date, except for Taxes described in Section 6.1 hereof;

          (d) any liability which is imposed upon any member of the Purchaser Indemnified Group and which accrues or arises on or prior to the Closing Date (whether or not in connection with any Benefit Plan) with respect to employees, former employees, independent agents or independent contractors (whether employed by Seller or by an entity which was an Affiliated Employer at any time within the six-year period immediately preceding the Closing Date) or in connection with the transactions contemplated in this Agreement other than as provided in Section 4.1 hereof under the Severance Policy set forth as Exhibit VIII.

          SECTION 5.4 Indemnification by Purchaser and HFS. In addition to all other remedies Seller and the Shareholder may have at law or in equity, and/or under this Agreement, and subject to the terms and conditions of this Article V, Purchaser and HFS agree to, jointly and severally, indemnify, fully defend, save and hold harmless Seller and the Shareholder and any Affiliate of Seller or the Shareholder or any of their respective directors or officers (the "Seller Indemnified Group") from and against all Damages asserted against, resulting to, imposed upon or incurred by the Seller Indemnified

     Group or any member thereof, directly or indirectly, by reason of or resulting from:

          (a) any inaccuracy in, or a breach of, any representation or warranty of Purchaser or HFS contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

          (b) any breach of or failure to perform any covenant or agreement of Purchaser or HFS contained in or made pursuant to this Agreement;

          (c) any failure by Purchaser or HFS to fully and timely pay and perform and satisfy any of the Assumed Liabilities or any other liabilities or obligations to be paid, performed or satisfied by Purchaser or HFS under or pursuant to this Agreement or any other agreement or instrument which is executed or delivered by Purchaser or HFS in connection with the transactions contemplated hereby;

          (d) any liabilities of the Business, or related to the Business, arising out of facts or circumstances which occur after the Closing Date, including, without limitation, claims brought by any one or more Franchisees relating to the assignment of any Franchise Agreement pursuant to the provisions hereof or relating to the management or expenditures from the NAF after the Closing Date;

          (e) any liabilities or obligations owing to Franchisees or otherwise to be performed by Purchaser under or pursuant to the NAF Agreement for matters arising from facts or circumstances after the Closing Date;

          (f) any action or omission by Purchaser or HFS with respect to any Franchisee; and

          (g) any other Taxes incurred as a result of or in connection with the consummation of the transactions contemplated by this Agreement, including without limitation transfer, sales and use taxes, but excluding Taxes based upon the income of Seller or the Shareholder.

          SECTION 5.5 Claims. Each matter for which any party hereunder has agreed to provide indemnification pursuant to Sections 5.3 or 5.4 hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims."

          SECTION 5.6 Conditions of Indemnification. The obligations and liabilities of any party to indemnify any other party under Sections 5.3 and 5.4 hereof with respect to Claims shall be subject to the following terms and conditions:

          (a) The party to be indemnified (the "Indemnified Party") will give the other party or parties (the "Indemnifying Party") prompt notice of any such Claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement (provided that the delay to notify the Indemnifying Party promptly shall not relieve such Indemnifying Party of its obligations under this Article V except to the extent that the failure to so notify materially adversely prejudices the Indemnifying Party's ability to defend such Claim).

          (b) The Indemnifying Party may elect to undertake the defense of any Claim with respect to which indemnification is sought by the Indemnified Party by representatives chosen by it reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days from delivery of the notice pursuant to Section 5.6(a) (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so and the Indemnified Party shall cooperate in the compromise of, or defense against, any such asserted liability. In such case, the Indemnified Party may participate in such defense at its own expense.

     If the Indemnifying Party, within such 30-day period after notice of any such Claim, fails to so defend, the Indemnified Party will have the right to assume the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If, in the good faith opinion of counsel to an Indemnified Party, the interests of the Indemnified Party and the Indemnifying Party with respect to any Claim are conflicting in any material respect, the Indemnifying Party shall bear the reasonable and documented costs and expenses of the Indemnified Party's participation in the defense thereof. If the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

          (c) The notice referred to in Section 5.6(a) hereof shall set forth the details of the Claim (including the amount, estimated, if necessary, of the asserted Damages) and the specific provisions of this Agreement relating thereto.

          (d) Anything in this Section 5.6 to the contrary notwithstanding,
     (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than solely as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

          SECTION 5.7 Set-off. Notwithstanding any provision of this Agreement or of any other agreement, instrument or undertaking, and in addition to the right of the Indemnified Party to indemnification hereunder and to all remedies provided by law, the Indemnified Party shall have the right to set off the amount of any Claim against any sums of money or other property at any time or from time to time payable or deliverable by the Indemnified Party to the Indemnifying Party pursuant to this

     Agreement, or any other agreement to which the parties to this Agreement are parties, provided that no such right of set-off shall arise and no such Claim shall be payable by the Indemnifying Party until a final non-appealable judgment or arbitration award with respect to the Claim has been entered.

          SECTION 5.8 Limitation on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement:

          (a) No indemnification for any Damages shall be required to be made by Seller or the Shareholder pursuant to Section 5.3(a) hereof for the breaches or inaccuracies of the representations and warranties contained in Sections 2.1, 2.3, 2.8, 2.10, 2.11, 2.14, 2.15 and 2.20 to the extent that the amounts which would be payable as Damages for such breaches and/or inaccuracies either (i) exceeds $1,400,000 or (ii) when added to any amount(s) paid as Damages for breaches or inaccuracies of the representations and warranties referred to in Section 5.8(b) hereof, exceeds $3,500,000.

          (b) No indemnification for any Damages shall be required to be made by Seller or the Shareholder pursuant to Section 5.3(a) hereof for breaches or inaccuracies of the representations and warranties contained in

     Sections 2.2, 2.4 through 2.7, 2.9, 2.12, 2.13, 2.16 through 2.19 to the extent that the amount which would otherwise be payable as Damages for such breaches or inaccuracies (plus any amount paid as Damages pursuant to Section 5.8(a) hereof) by Seller or the Shareholder exceeds $3,500,000.

          (c) No indemnification for any Damages shall be required to be made by Seller or the Shareholder pursuant to Sections 5.3(a), 5.3(c) or 5.3(d) hereof unless and only to the extent that the aggregate amount which would otherwise be payable as Damages exceeds $280,000.

          (d) No indemnification for any Damages shall be required to be made by Seller or the Shareholder pursuant to Section 5.3(a) hereof for a breach or inaccuracy of a representation or warranty made by Seller or the Shareholder if HFS or Purchaser had knowledge as of the Closing of the breach or inaccuracy.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS


          SECTION 6.1 Expenses. Except as otherwise expressly provided in this Agreement, HFS and Purchaser shall pay all expenses incident to the origin, negotia-tion and execution of this Agreement and the consummation of the transactions contemplated hereby other than legal and accounting fees and disbursements incurred by the Shareholder and the fees of any broker, finder or investment adviser utilized by the Seller or the Shareholder, for which they shall be responsible. Any sales, use or similar taxes applicable to the conveyance and transfer to Purchaser of the Purchased Assets shall be borne and paid by Purchaser. Any transfer, documentary taxes or similar taxes and any filing or recording taxes or fees applicable to such conveyance to Purchaser of the Purchased Assets shall be borne and paid by Purchaser. Purchaser shall file any Returns that are required to be filed in respect of Taxes described in this Section and shall pay the Taxes shown on such Return.

          SECTION 6.2 Reimbursement of and Payment to Purchaser and Seller. Seller and Purchaser agree that if subsequent to the Closing Date either of them shall receive any payment due to the other party (including, but not limited to service fees, franchise fees and NAF payments from Franchisees), each shall promptly remit the same to the other, and if either party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates, and such party shall promptly reimburse the other party for any such payment.

          SECTION 6.3 Interpretation. As used herein, the expression "this Agreement" means the body of this Agreement and the Exhibits, the Schedules and the Disclosure Schedule attached hereto; and the expressions "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement and such Exhibits, Schedules and the Disclosure Schedule as a whole and not to any particular part or subdivision thereof. If information is included, disclosed or referred to on a Schedule, it shall be deemed to be included, disclosed or referred to on all other Schedules to which such information is relevant except in those instances where such inclusion, disclosure or reference would result in a conflict with such other Schedule. As used herein with respect to any person or entity, the word "knowledge" refers to the actual knowledge of such person or of any officer of such entity, without further investigation. As used herein, the "knowledge" of the Seller means the actual knowledge of the Shareholder, without further investigation, and the "knowledge" of HFS or Purchaser means the actual knowledge of the following persons, without further investigation: Henry
     R. Silverman, James E. Buckman,

     Stephen P. Holmes, Robert W. Pittman, John D. Snodgrass and Thomas J. Freeman. Whenever this Agreement states that an agreement or contract is enforceable according to its terms, such statement is to be interpreted with the proviso that such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          SECTION 6.4 Amendments and Waivers. This Agreement may be amended only by a written instrument executed by the parties hereto. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may, by an instrument in writing signed and delivered on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracy in the representations and warranties of the other parties contained herein or in any Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other parties hereto or conditions contained herein. No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          SECTION 6.5 Other Instruments to Be Executed. From and after the Closing Date, the parties shall, from time to time, at the request of another party and without further consideration, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably required to more fully consummate the transactions contemplated by this Agreement.

          SECTION 6.6 Public Statements. Except for announcements as may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other parties with reasonable time under the circumstances to comment on the announcement in advance of such announcement, neither Seller, the Shareholder nor Purchaser or HFS shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first obtaining the written consent of the others respecting such statement, which consent will not be unreasonably withheld.

          SECTION 6.7 Confidentiality. Seller and the Shareholder acknowledge that HFS may be required to file this document with the Securities and Exchange Commission and other regulatory agencies and agree that HFS may do so and Seller, HFS, the Shareholder and Purchaser agree that, if the Closing under this Agreement does not occur, they will keep confidential, unless required by law or in pursuit of their remedies hereunder, the terms and conditions of this Agreement; provided that the foregoing obligations shall not apply to information which (i) is contained in a publicly recorded document, or (ii) is or becomes generally known other than as a result of a disclosure by or through the party obliged to maintain its confidentiality. Nothing in this Agreement shall prevent any party from disclosing information regarding this Agreement (a) in pursuit of its remedies hereunder, (b) if required to do so by law or regulation,
     (c) to any governmental authority having or claiming authority to receive such information or (d) pursuant to subpoena. Further, nothing in this Agreement shall prevent the Shareholder from disclosing information regarding this

     Agreement to other current or former parties to subfranchise arrangements with the Purchaser.

          SECTION 6.8 Access To Records After Closing. Purchaser and Seller shall, after the Closing Date, make available to each other at reasonable times during normal business hours any books, correspondence, employment records, ledgers and other records relating to the Business that either may request for use in connection with: (a) the preparation of tax returns; (b) any audit of taxes or tax returns by local, state or federal authorities; (c) any claim or suit in which they are a party; or (d) any other reasonable and proper purpose, including without limitation, the inspections and verifications referred to in Section 1.8 hereof and shall permit the other, at its expense, to make copies thereof. Seller and the Shareholder agree that they will allow HFS to use the Seller's historical audited financial statements for purposes of any announcements or filings required by law or the rules and regulations of the stock exchange.

          SECTION 6.9 Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that Purchaser may assign this Agreement and Purchaser's rights hereunder to its parent or any subsidiary of Purchaser; provided that the Purchaser unconditionally guarantees all of such assignee's obligations, warrants and agreements hereunder in a written guaranty reasonably acceptable to Seller.

          SECTION 6.10 Parties in Interest. Except as specifically provided herein, nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representatives, and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          SECTION 6.11 Notices. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be (1) deposited in the United States mail, postage prepaid, certified or registered, (2) sent by telecopier or (3) sent by private overnight courier service for delivery on the next following business day, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other parties in writing:


                  If to Seller:

                  Century 21 Real Estate
                     of Southern Florida, Inc.
                  3100 N.W. 77th Court
                  Miami, Florida  33122
                  Attention:  Richard C. Ritchey
                  Telecopier: (305) 593-7023

                  If to Shareholder:

                  Richard C. Ritchey
                  3100 N.W. 77th Court
                  Miami, Florida 33122
                  Telecopier:  (305) 593-7023

                  with a copy to:

                  Oliver C. Murray, Esq.
                  Murray Law Offices
                  1349 West Peachtree Street, N.E.
                  Suite  1190
                  Atlanta, Georgia 30309-2956
                  Telecopier:  (404) 892-5446

                  If to Purchaser or HFS:

                  HFS Incorporated
                               or
                  Century 21 Real Estate Corporation
                  339 Jefferson Road
                  Parsippany, New Jersey 07054
                  Attention:  James E. Buckman
                              Executive Vice President
                  Telecopier: (201) 428-3260
                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Attention: Mark T. Shehan, Esq.
                  Telecopier:  (212) 735-2001


     Any such communication personally delivered shall be deemed to have been received on the day delivered; or if sent by telecopier, on the day telecopied, but only if receipt by the addressee is confirmed by a return telecopy signed by the addressee; or if properly mailed, certified or registered mail, postage prepaid, shall be deemed to have been received on the day three days from and including the day mailed; or if sent by private overnight courier service shall be deemed to have been received on the business day following the day so sent. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in any manner set forth above.

          SECTION 6.12 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

          SECTION 6.13 Captions. The captions, headings and arrangements used in this Agreement are for conve-nience only and do not affect, limit or amplify the terms and provisions hereof, or their construction or interpretation.

          SECTION 6.14 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          SECTION 6.15 Accounting Terms. Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles as in effect from time to time.

          SECTION 6.16 Entirety of Agreement. This Agreement contains the entire agreement among the parties hereto, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, including without limitation all preliminary offers and letters of intent made by or between Purchaser and Seller (or the Shareholder). No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

          SECTION 6.17 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.

          SECTION 6.18 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

          SECTION 6.19 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Florida or any Florida State court sitting in Miami, Florida and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this
     Section 6.19 shall be deemed effective service of process on such party.

          SECTION 6.20 Waiver of Audits. Purchaser hereby waives, provided Purchaser and HFS are provided with access to Seller's books and records, any requirement Seller may have under any agreement or understanding with Purchaser or its predecessor under the Subfranchise Agreement or otherwise to have conducted and issued an audit with respect to Seller's 1995 financial statements with respect to Seller's 1995 fiscal year.

          SECTION 6.21 Prevailing Party Expenses. Should any legal action be instituted under, as a result of, or requiring reference to, this Agreement, the party or parties prevailing in such action shall be entitled to be reimbursed by the non-prevailing party or parties for all expenses and costs incurred by the prevailing party or parties in connection with such action, including without limitation attorneys' fees.

          SECTION 6.22 Waiver of Rescission. Notwithstanding any breach or default by any of such parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each such party waives any rights that it or they may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to any such party under this Agreement or under the law and shall not apply if actual fraud has been committed by any party in connection with the transactions contemplated by this Agreement and the effect thereof has caused Damages to a party hereto in an amount greater than the amount provided for indemnification under Article V hereof.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                                  CENTURY 21 REAL ESTATE
                                                  CORPORATION


                                                  By   /s/ JAMES E. BUCKMAN
                                                       --------------------
                                                     Name:  James E. Buckman
                                                     Title: Executive Vice
                                                                President


                                                  HFS INCORPORATED


                                                  By  /s/ STEPHEN P. HOLMES
                                                       --------------------
                                                       Name: Stephen P. Holmes
                                                       Title: Executive Vice
                                                               President


                                                  CENTURY 21 REAL ESTATE
                                                  OF SOUTHERN FLORIDA, INC.


                                                  By  /s/ RICHARD C. RITCHEY
                                                       --------------------
                                                     Name:  Richard C. Ritchey
                                                     Title: President

                                                   /s/ RICHARD C. RITCHEY
                                                       --------------------
                                                       RICHARD C. RITCHEY